Exhibit 99.1

January 27, 2021

Earnings Report – December 31, 2020

Record Assets

Dear Shareholders:

We are pleased to announce record assets for your company.  Total assets were $1.2 billion as of December 31, 2020 compared to $1.1 billion as of December 31, 2019.  Year-to-date net income was $11.7 million for the period ending December 31, 2020 compared to $13.2 million for the period ending December 31, 2019.  Year-to-date diluted earnings per share was $1.97 and $2.21, for December 31, 2020 and 2019, respectively.

The change in year-to-date net income from prior year was impacted by the following factors:  a decrease in net interest income primarily due to lower interest rates, higher provision for loan loss expense due to qualitative factors for COVID-19 and one specifically reserved loan, higher non-interest income lifted by gains on secondary market loan sales, and an increase in non-interest expense driven by compensation expense.  The increase in the balance sheet was due to higher investment securities and higher loans which were led by Paycheck Protection Program (“PPP”) loans.  The increase in securities and loans were funded by higher deposits.

As we look back on 2020, we have accomplished a great deal.  We opened two new branches in Lexington, navigated untold challenges due to COVID, and managed to support our small business customers through PPP loans and loan deferrals, all while continuing to provide Premier Customer Service.  As we look forward to 2021 and beyond, we believe we are incredibly well positioned for continued growth.

As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	12/31/2020	12/31/2019	Change

Assets
Cash & Due From Banks	$38,579	$21,922	76.0%
Federal Funds Sold	395	260	51.9
Interest Bearing Time Deposits	2,470	2,375	4.0
Securities	353,494	265,330	33.2
Loans Held for Sale	4,427	2,144	106.5
Loans	766,871	744,313	3.0
Reserve for Loan Losses	9,897	8,460	17.0
Net Loans	756,974	735,853	2.9
Bank Owned Life Insurance	18,713	18,165	3.0
Other Assets	64,453	64,741	(0.4)
Total Assets	$1,239,505	$1,110,790	11.6%

Liabilities & Stockholders' Equity
Deposits
Demand	$313,285	$235,268	33.2%
Savings & Interest Checking	494,928	395,680	25.1
Certificates of Deposit	170,391	211,705	(19.5)
Total Deposits	978,604	842,653	16.1
Repurchase Agreements	9,129	5,994	52.3
Other Borrowed Funds	103,749	123,635	(16.1)
Other Liabilities	19,681	19,245	2.3
Total Liabilities	1,111,163	991,527	12.1
Stockholders' Equity	128,342	119,263	7.6
Total Liabilities & Stockholders' Equity	$1,239,505	$1,110,790	11.6%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Years Ending			Three Months Ending
			Percentage			Percentage
	12/31/2020	12/31/2019	Change	12/31/2020	12/31/2019	Change
Interest Income	$42,685	$45,532	(6.3)%	$10,488	$11,481	(8.6)%
Interest Expense	6,703	8,983	(25.4)	1,289	2,240	(42.5)
Net Interest Income	35,982	36,549	(1.6)	9,199	9,241	(0.5)
Loan Loss Provision	1,775	1,250	42.0	(100)	425	(123.5)
Net Interest Income After Provision	34,207	35,299	(3.1)	9,299	8,816	5.5
Other Income	15,975	14,239	12.2	4,269	3,844	11.1
Other Expenses	37,607	35,308	6.5	9,603	9,035	6.3
Income Before Taxes	12,575	14,230	(11.6)	3,965	3,625	9.4
Income Taxes	878	1,077	(18.5)	444	136	226.5
Net Income	$11,697	$13,153	(11.1)%	$3,521	$3,489	0.9%

Selected Ratios
Return on Average Assets	0.97%	1.20%		1.16%	1.24%
Return on Average Equity	9.54	11.52		11.22	11.82

Earnings Per Share	$1.97	$2.21		$0.59	$0.59
Earnings Per Share - assuming dilution	1.97	2.21		0.59	0.59
Cash Dividends Per Share	0.72	0.68		0.18	0.17
Book Value Per Share	21.58	20.17
Tangible Book Value Per Share	19.22	17.78

Market Price	High	Low	Close
Fourth Quarter '20	$20.70	$15.75	$20.70
Third Quarter '20	$17.00	$15.83	$16.10